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                                   EXHIBIT 21

                           SUBSIDIARIES OF REGISTRANT

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
 NAME OF SUBSIDIARY                                        STATE OF INCORPORATION
 ------------------                                        ----------------------

Tri-Co. Foods Corp.                                            Pennsylvania

Spring Glen Fresh Foods, Inc.                                  Pennsylvania

Consumers Packing Company                                      Pennsylvania
  d/b/a Hanover Foods - Lancaster Division

Hanover Insurance Company Ltd.                             Grand Cayman, B.W.I.

Nittany Corporation                                              Delaware


NOTE:  Tri-Co. Foods Corporation has two wholly-owned subsidiaries:

Alimentos Congelados Monte Bello S.A.                     Republic of Guatemala

Sunwise Corporation                                              Florida
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